UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 23, 2006

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation, a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Agreement

On August 23, 2006, China Digimedia Holdings Ltd., a limited liability company organized and existing under the laws of the Hong Kong SAR of the People’s Republic of China (“Hong Kong”), and also a wholly owed subsidiary of the Registrant (“CDHL”), entered into a Subscription Agreement and Cooperation Agreement (the “Agreement”) with Manta Finance Limited, a limited liability company organized and existing under the laws of Hong Kong (“Manta Finance”), and Arable Media Limited, a limited liability company organized and existing under the laws of Hong Kong, and also a wholly owned subsidiary of Manta Finance (“Arable Media”). A copy of the Agreement is attached hereto as Exhibit 10.

Subscription to Shares of Arable Media

Pursuant to the Agreement, CDHL will subscribe for 20,000 shares of common stock of Arable Media for HK$20,000.00 and Manta Finance will subscribe for an additional 79,999 shares of common stock of Arable Media for HK$79,999.00, so that CDHL will own 20% of the issued and outstanding shares of Arable Media, and Manta Finance will own 80% of the issued and outstanding shares of Arable Media taking into account the share that it currently owns. CDHL shall be entitled to appoint one member of a three member Board of Directors of Arable Media.

Licensing Agreements and HK$6.0 Million Financial Support Agreements

Arable Media is engaged in the business of developing middleware software and applications for digital TV set-top boxes such as those deployed by CDHL in its digital roll-out program in the City of Nanhai, Guangdong Province, People’s Republic of China.

CDHL shall have an exclusive license to and preferential rights to deploy and utilize products and services which are developed by Arable Media at no cost, which shall last for the earlier of the deployment of 150,000 sets of digital set-top boxes or the expiration of 18 months. After the earlier of the deployment of Arable Media’s products over 150,000 set-top boxes or the expiration of 18 months, Arable Media may charge CDHL for usage fees on an arm’s length basis, for any products purchased or sold. The exclusive license granted to CDHL covers mainland China, and is non-exclusive in other countries for a period of three years, which term can be extended for an additional two years.

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CDHL has agreed to extend financial support to Arable Media in the form of a line of credit or shareholder’s loans which are due and payable at the end of five years. The total amount of the financial support shall not exceed HK$6.0 million. Interest will not be charged on any loans to Arable Media for the five year period, and interest at the rate of LIBOR plus 2% will be charged on any outstanding amount of loans after the five year period. In addition, if a representation or warranty is breached, the right to draw-down a loan shall cease if the breach can not be cured within three months. Further, in the event of any breach of a representation and warranty that can not be cured within three months, the obligation of financial support shall terminate, and any outstanding loans shall be repaid within one year.

Financial Reports

Arable Media agreed to prepare financial statements on an annual basis in accordance with generally accepted accounting principles consistently applied in the People’s Republic of China and deliver a copy of the same to CDHL and Manta Finance within 90 days of the end of each fiscal year.

Relationship of Manta Finance to the Registrant

Manta Finance owns 800,000 restricted shares of the Registrant’s common stock which it received in a Regulation S offering this year, representing 2.5% of the 31,727,365 issued and outstanding shares of common stock as of June 30, 2006. In addition, Manta Finance is a party to a Business Consultant Agreement, dated October 10, 2005, with CDHL, which has a term of one year. Manta Finance has agreed to consult with the officers and employees of CDHL concerning matters relating to digital broadcasting technology development and digital broadcasting business strategies for the sum of HK$10,000 per month.

Closing

The parties plan to close the subscription to the shares of Arable Media as promptly as practicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

By: /s/ Daniel Ng
Daniel Ng
President and CEO

Dated: August 24, 2006

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